Exhibit 10.3

Participation Agreement

Welcome to the Amazon.com site (the "Site") and our auction and selling services (the "Services"). Any person who wants to access the Site and use the Services to sell items must accept the terms and conditions of this Participation Agreement without change. BY REGISTERING FOR AND USING THE SERVICES, YOU AGREE TO BE BOUND BY ALL TERMS AND CONDITIONS OF THIS PARTICIPATION AGREEMENT, AND ALL POLICIES AND GUIDELINES OF THE SITE ARE INCORPORATED BY REFERENCE.

Amazon.com Payment, Inc. ("Amazon.com") reserves the right to change any of the terms and conditions contained in this Participation Agreement or any policies or guidelines governing the Site or Services, at any time and in its sole discretion. Any changes will be effective upon posting of the revisions on the Site. All notice of changes to this Participation Agreement will be posted on the Site for thirty (30) days. You are responsible for reviewing the notice and any applicable changes. Changes to referenced policies and guidelines may be posted without notice to you. YOUR CONTINUED USE OF THIS SITE AND THE SERVICES FOLLOWING AMAZON.COM'S POSTING OF ANY CHANGES WILL CONSTITUTE YOUR ACCEPTANCE OF SUCH CHANGES OR MODIFICATIONS. IF YOU DO NOT AGREE TO ANY CHANGES TO THIS PARTICIPATION AGREEMENT, DO NOT CONTINUE TO USE THE SERVICES OR THIS SITE.

1. Eligibility. Use of the Site and Services is limited to parties that lawfully can enter into and form contracts under applicable law. For example, minors are not allowed to use the Services. To register, you must provide your real name, address, phone number, e-mail address, and valid credit card information.

2. Sellers' Listing Fees and Payment Terms. Please review the Fee Schedule and Payment Terms contained in the Help section for Marketplace, Auctions, and zShops listing fees. All listing fees are in U.S. dollars unless stated otherwise and are incorporated herein by reference. The Fee Schedule and Payment Terms may vary in the future. The Fee Schedule and Payment Terms in effect on the date of listing the item shall govern the transaction. You should check the fees and terms each time you participate. All fees, including but not limited to subscription plan fees, are payable upon demand on a Visa, MasterCard, American Express, Discover, JCB, or Diners Club credit card. By listing an item for sale on the Site, you authorize Amazon.com to charge your credit card for amounts due.

3. Applicable Policies and Guidelines. You agree to abide by the procedures and guidelines--contained in the Help section--for conducting fixed price sales and auctions, which are incorporated by reference into, and made part of, this Participation Agreement. The procedures and guidelines contained in the Help section explain the processes and set out acceptable conduct and prohibited practices. We may change these procedures and guidelines in the future, and such changes will be effective immediately upon posting without notice to you. You should refer regularly to the Help section to understand the current procedures and guidelines for participating and to be sure that the items you offer for sale can be auctioned or sold on the Site.

4. Amazon.com's Role. Amazon.com provides a venue for third-party sellers ("Sellers") and buyers ("Buyers") to negotiate and complete transactions. Amazon.com is not involved in the actual transaction between Sellers and Buyers and is not the agent of and has no authority for either for any purpose. As a Seller, you may list any item on the Site unless it is a prohibited item as defined in the procedures and guidelines contained in the Help section. Without limitation, you may not list any item or link or post any related material that (a) infringes any third-party intellectual property rights (including copyright, trademark, patent, and trade secrets) or other proprietary rights (including rights of publicity or privacy); (b) constitutes libel or slander or is otherwise defamatory; or (c) is counterfeited, illegal, stolen, or fraudulent. It is up to the Seller to accurately describe the item for sale or auction. As a Seller, you use the Site and the Services at your own risk.

5. The Amazon.com Payment Service. IN ORDER TO SELL ITEMS IN MARKETPLACE, AUCTIONS AND/OR ZSHOPS, YOU MUST REGISTER WITH AMAZON.COM AND USE THE AMAZON.COM PAYMENT SERVICE (the "Payment Service").

a. The Payment Service facilitates the purchase of Seller items listed on the Site. A BuyerÆs authorized credit card payment ("Payment Transaction" is credited to a registered SellerÆs Account Summary, and funds are periodically transferred to the SellerÆs designated checking account ("SellerÆs Account"). The Buyer may authorize a Payment Transaction with any major credit card accepted by Amazon.com . The Payment Service helps facilitate Auctions, zShops, and Marketplace transactions and is not the purchaser of the SellerÆs goods. Seller will resolve any dispute directly with Buyer or with the assistance of the Amazon.com A-to-z Guarantee and not through the Payment Service. Seller must register online with Amazon.com to use the Payment Service. You must provide us true and accurate information when registering and must maintain and update that information as applicable. Seller will not impersonate any person or use a name he or she is not legally authorized to use. Seller authorizes us to verify his or her information (including any updated information), to obtain credit reports about Seller from time to time while Seller is registered with the Payment Service (including credit reports about SellerÆs spouse if Seller lives in a community property state), and to obtain an initial credit authorization from SellerÆs credit card issuer at time of registration.

b. The Payment Service is available only to individuals and others who meet the terms of eligibility for the Amazon.com online selling community, who have been issued a credit card by a United States bank, and whose applications are acceptable to Amazon.com. Payment Transactions can be credited only to bank checking accounts in the United States. Sellers waive any rights with respect to the Service when shipping to an address other than that provided by the Service.

c. The Payment Service is generally available seven (7) days per week, twenty-four (24) hours per day, except for scheduled downtime due to system maintenance. We can initiate Payment Transaction credits to SellerÆs Account only on a Business Day when the automated clearinghouses are open for business. For purposes of this Participation Agreement, a Business Day is a Monday through Friday, excluding federal banking holidays. We will send a receipt to Seller via e-mail for each completed transaction. In addition, Seller can access his or her Payment Service transaction information online on the Manage Your Amazon.com Payments Account page of the Seller Account section of Auctions, zShops, and Marketplace when logging on with SellerÆs password. Seller may access the SellerÆs Transactions feature only with a browser that is compatible with the Payment Service, including any security features that are a part of the Payment Service.

d. If in an Auctions or zShops transaction the Buyer has overpaid for a purchase, Seller may use the "Refund Buyer" link on the Transaction Details page to refund the Buyer through the Payment Service for the amount of the overpayment or to send a refund otherwise owed to Buyer related to the purchase. Similarly, in an Auctions or zShops transaction, if the Buyer has underpaid for a purchase, Seller can use the "Create invoice" link on the Transaction Details page to request that the Buyer pay the amount still owed through the Payment Service. For Marketplace sales, Seller may use the "Refund Buyer" link on the Transaction Details page to refund the Buyer through the Payment Service for the entire purchase amount. Sellers may not create invoices for Marketplace sales.

e. All balances for a given 14-day period will be reflected in the SellerÆs Account Summary located on the Manage Your Amazon.com Payments Account page of the Seller Account section of Auctions, zShops, and Marketplace when logging on with SellerÆs password. We will initiate a credit to SellerÆs Account on a rolling 14-day cycle ("Payment Date") based on the original date of SellerÆs registration with the Payment Service or on the next Business Day if the scheduled Payment Date falls on a non-Business Day. If Seller requests a change to the scheduled Payment Date, the 14-day cycle will be reset to the requested Payment Date. When Seller completes registration by providing bank account information, Seller must wait 14 days to request a transfer to SellerÆs bank within the 14-day cycle. After 14 days, Seller may request transfers to SellerÆs Account at any time within the 14-day cycle by clicking the "Transfer funds to bank account now" link on the SellerÆs Account Summary page. We will initiate a transfer to SellerÆs Account on each Payment Date for the total amount of Payment Transactions received from Buyer's authorized credit card transactions for Seller, less any refunds, or for funds otherwise received for Seller since the last Payment Date. The amount of the fees for Payment Transactions will be posted to SellerÆs Account Summary and will be deducted from the balance of credits in the SellerÆs Account Summary to be remitted to Seller on the next Payment Date.

f. Transfers to the SellerÆs Account will generally be credited within five Business Days of the date we initiate the transfer. On occasion, we may send Seller a paper check instead of an electronic credit to SellerÆs bank account. We will do so, for instance, if SellerÆs bank will not accept an electronic credit to SellerÆs accounting. Seller must provide a full refund directly to any Buyer who remits payment, either directly or through Amazon.com, if the item cannot be shipped at the close of the sale. Seller must provide the refund promptly, but in no case later than thirty (30) days following the close of the sale. Seller can use the Refund link on the Payment Transaction receipt to send a refund to Buyer through the Payment Service.

h. As a security measure, we may, but are not required to, impose transaction limits on some or all Buyers and Sellers relating to the value of any transaction or disbursement, the cumulative value of all transactions or disbursements during a period of time, or the number of transactions per day or other period of time. We will not be liable to Seller: (i) if we do not proceed with a transaction or disbursement that would exceed any limit established by us for a security reason, or (ii) if we permit a Buyer to withdraw from a transaction because the Payment Service is unavailable following the commencement of a transaction.

i. We reserve the right to delay initiating the transfer of Payment Transaction credits to a SellerÆs bank account (or sending paper checks) pending an investigation if we, in our sole discretion, believe Buyer or Seller may have violated the Participation Agreement. Notwithstanding any other provision of this Participation Agreement, if we determine, in our sole discretion, that Seller has violated this Participation Agreement, we may refuse to deliver a Payment Transaction credit to Seller and may instead maintain the amount of such credit in a trust account or may return the amount of the credit to Buyer. We will not be liable to Seller if we act in accordance with the provisions of this Section.

j. All notices will be sent by e-mail or will be posted on the Amazon.com Web site. We will send notices to Seller at the e-mail address maintained in Amazon.com's records for Seller. Seller will monitor his or her e-mail messages frequently to ensure awareness of any notices sent by us. Seller will send notices to us at our current e-mail address published on our Web site. E-mail notices are deemed written notices for all purposes for which written notices may be required. E-mail notices are deemed received the Business Day after transmission if properly addressed to the intended recipient. If not sent by e-mail, notice may be provided in writing and mailed U.S. Mail, postage paid, First Class mail properly addressed or personally delivered by express courier such as Federal Express. First Class mail is properly addressed if sent by us to the address maintained in our records for Seller. First Class mail is properly addressed if sent by Seller to the current address published by us on our Web site. First Class mail is deemed received three Business Days after it is deposited in the U.S. Mail. A notice sent by express courier is deemed received when personally delivered to the intended recipient or to a person with apparent authority to receive such delivery on behalf of the intended recipient.

k. There is no fee for registering for the Payment Service. The fees for using the Payment Service in Marketplace listings are included in the Marketplace listing fees (which means there are no additional fees for use of the Payment Service). Fees for using the Payment Service in Auctions or zShops listings are posted on our Fee Schedule at https://payments.amazon.com/e/help?r=fees and incorporated herein by this reference. We may, in our sole discretion, waive, reduce, or reverse charges or fees for a specific transaction.

l. We may refuse service to anyone for any reason. We may earn interest or other compensation from the balances in our bank accounts that result from the timing difference between our being paid by Buyer and our bank account being debited to pay Payment Transaction credits to Seller. We reserve the right to seek reimbursement from Seller if we, in our sole discretion, decide to reimburse Buyer under the terms of the Amazon.com A-to-z Guarantee, provide a refund to Buyer if Seller cannot promptly deliver the goods, discover erroneous or duplicate transactions, or receive a chargeback from Buyer's credit card issuer for the amount of Buyer's purchase from Seller. We may obtain such reimbursement by deducting from future payments owed to Seller, reversing any credits to Seller's bank account, charging Seller's credit card, or seeking such reimbursement from Seller by any other lawful means.

m. Seller may terminate its participation in the Payment Service at any time by giving notice to us, and we may terminate SellerÆs participation in the Payment Service at any at any time by giving notice to Seller. Upon termination, Seller must pay us whatever fees were incurred prior to the effective date of the termination. Also upon termination, any pending transactions will be canceled.

n. If you have any questions concerning the Payment Service, please contact Amazon.com at payments-support@amazon.com, or call us toll-free at (877) 243-2912.

6. Amazon.com Reservation of Rights. Amazon.com retains the right to immediately halt any auction or fixed price sale, prevent or restrict access to the Site or the Services, or take any other action to restrict access to or availability of objectionable material, any inaccurate listing, any inappropriately categorized items, any unlawful items, or any items otherwise prohibited by the procedures and guidelines contained in the Help section. Amazon.com retains the right to seek reimbursement from Seller if it, in its sole discretion, decides to reimburse Buyer under the terms of the Amazon.com A-to-z Guarantee or we receive a chargeback from Buyer's credit card issuer for the amount of Buyer's purchase from Seller.

7. Amazon.com Participation. Amazon.com itself may participate in auctions from time to time. When Amazon.com offers goods for auction, it is no different than any other Seller engaged in an auction and will abide by the same procedures and guidelines contained in the Help section. In addition, employees of Amazon.com are permitted to participate in their personal capacity (i.e., not as Amazon.com employees, representatives, or agents) in the transactions conducted through this Site (unless they have confidential information about a particular item). Amazon.com employees, when participating in any transaction in their personal capacity, are subject to this Participation Agreement and the same procedures and guidelines contained in the Help section as any Buyer or Seller on this Site.

8. Your Transactions

a. For sales where a Seller lists goods at a fixed price ("fixed price sales"), the Seller is obligated to sell the goods at the listed price to Buyers who meet the Seller's terms. By listing an item in a fixed price sale or by auction, you represent and warrant to prospective Buyers that you have the right and ability to sell, and that the listing is accurate, current, and complete and is not misleading or otherwise deceptive.

b. For auctions, unless a Seller specifies a "reserve price," all auction items are "without reserve," i.e., the Seller must sell the auctioned item to the highest bidder that meets or exceeds the minimum price. If a Seller sets an undisclosed "reserve price," the Seller is not obligated to sell unless the reserve price is met or exceeded. Once the auction closes, the Seller is obligated to complete the transaction.

9. Your Obligation. By entering into this Participation Agreement and posting a listing for auction or fixed price sale, you agree to complete the transaction as described by this Participation Agreement. You acknowledge that by not fulfilling these obligations, your action or inaction may be legally actionable.

10. Sales/Use Taxes. You agree that it is the Seller's and the Buyer's responsibility to determine whether sales or use taxes apply to the transactions and to collect, report, and remit the correct tax to the appropriate tax authority. You also agree that Amazon.com is not obligated to determine whether sales or use taxes apply and is not responsible to collect, report, or remit any sales or use taxes arising from any transaction.

11. Refund Obligation. Sellers must provide a full refund directly to any Buyer who remits payment, whether the Buyer paid directly or through Amazon.com, if the item cannot be shipped at the close of the sale. Seller must provide the refund promptly, but in no case later than thirty (30) days following the close of the sale. Any Buyer who believes he/she may be entitled to a refund on this basis can contact the Seller directly.

12. International Listings and Transactions. Sellers may elect to have their items listed internationally on the Auctions and zShops sites located on the Amazon.co.uk, Amazon.de, and Amazon.fr sites. To the extent that there is any inconsistency between the terms and conditions of the Participation Agreements at any of the sites, the Participation Agreement of the site where the Buyer completes the transaction shall prevail. In listing items for auction or sale internationally, Sellers must comply with all applicable laws, including but not limited to import and export laws and prohibitions on the sale, distribution, or offering for sale of specific items.

13. Password Security. Your password may be used only to access the Site, use the Services, electronically sign your transactions, and review your completed transactions. You are solely responsible for maintaining the security of your password. You may not disclose your password to any third party (other than third parties authorized by you to use your account) and are solely responsible for any use of or action taken under your password on this Site. If your password is compromised, you must change your password.

14. Illegal Activity

a. Compliance with Laws; Fraud. The Site and Services may be used only for lawful purposes and in a lawful manner. You agree to comply with all applicable laws, statutes, and regulations. You may not register under a false name or use an invalid or unauthorized credit card. You may not impersonate any participant or use another participant's password(s). Such fraudulent conduct is a violation of federal and state laws. Fraudulent conduct may be reported to law enforcement, and Amazon.com will cooperate to ensure that violators are prosecuted to the fullest extent of the law.

b. Investigation. Amazon.com has the right, but not the obligation, to monitor any activity and content associated with this Site. Amazon.com may investigate any reported violation of its policies or complaints and take any action that it deems appropriate. Such action may include, but is not limited to, issuing warnings, suspension or termination of service, denying access, and/or removal of any materials on the Site, including listings and bids. Amazon.com reserves the right and has absolute discretion to remove, screen, or edit any content that violates these provisions or is otherwise objectionable.

c. Disclosure of Information. Amazon.com also reserves the right to report any activity that it suspects violates any law or regulation to appropriate law enforcement officials, regulators, or other third parties. In order to cooperate with governmental requests, to protect Amazon.com's systems and customers, or to ensure the integrity and operation of Amazon.com's business and systems, Amazon.com may access and disclose any information it considers necessary or appropriate, including but not limited to user contact details, IP addressing and traffic information, usage history, and posted content.

15. Privacy. Read our Privacy Notice. The Privacy Notice may be changed by us in the future. You should check the Privacy Notice frequently for changes. Unless otherwise authorized or consented, you agree not to use any information regarding other participants which is accessible from the Site or disclosed to you by Amazon.com, except to enter into and complete transactions. You agree not to use any such information for purposes of solicitation, advertising, unsolicited e-mail or spamming, harassment, invasion of privacy, or otherwise objectionable conduct.

16. No Warranties. THE SITE AND THE SERVICES ARE PROVIDED ON AN "AS IS" BASIS. AMAZON.COM MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION:

a. THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT;

b. THAT THE SITE OR THE SERVICES WILL MEET YOUR REQUIREMENTS, WILL ALWAYS BE AVAILABLE, ACCESSIBLE, UNINTERRUPTED, TIMELY, SECURE, OR OPERATE WITHOUT ERROR;

c. THE INFORMATION, CONTENT, MATERIALS, OR PRODUCTS INCLUDED ON THE SITE WILL BE AS REPRESENTED BY SELLERS, AVAILABLE FOR SALE AT THE TIME OF AUCTION OR FIXED PRICE SALE, LAWFUL TO SELL, OR THAT SELLERS OR BUYERS WILL PERFORM AS PROMISED;

d. ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING OR USAGE OF TRADE; AND

e. ANY OBLIGATION, LIABILITY, RIGHT, CLAIM, OR REMEDY IN TORT, WHETHER OR NOT ARISING FROM THE NEGLIGENCE OF AMAZON.COM. TO THE FULL EXTENT PERMISSIBLE UNDER APPLICABLE LAW, AMAZON.COM DISCLAIMS ANY AND ALL SUCH WARRANTIES.

17. General Release. BECAUSE AMAZON.COM IS NOT INVOLVED IN TRANSACTIONS BETWEEN BUYERS AND SELLERS OR OTHER PARTICIPANT DEALINGS, IF A DISPUTE ARISES BETWEEN ONE OR MORE PARTICIPANTS, EACH OF YOU RELEASE AMAZON.COM (AND ITS AGENTS AND EMPLOYEES) FROM CLAIMS, DEMANDS, AND DAMAGES (ACTUAL AND CONSEQUENTIAL) OF EVERY KIND AND NATURE, KNOWN AND UNKNOWN, SUSPECTED AND UNSUSPECTED, DISCLOSED AND UNDISCLOSED, ARISING OUT OF OR IN ANY WAY CONNECTED WITH SUCH DISPUTES.

18. Limitation of Liability. AMAZON.COM WILL NOT BE LIABLE FOR ANY DAMAGES OF ANY KIND, INCLUDING WITHOUT LIMITATION DIRECT, INDIRECT, INCIDENTAL, PUNITIVE, AND CONSEQUENTIAL DAMAGES, ARISING OUT OF OR IN CONNECTION WITH THE PARTICIPATION AGREEMENT, THE SITE, THE SERVICES, THE INABILITY TO USE THE SERVICES, OR THOSE RESULTING FROM ANY GOODS OR SERVICES PURCHASED OR OBTAINED OR MESSAGES RECEIVED OR TRANSACTIONS ENTERED INTO THROUGH THE SERVICES.

19. Applicable Law. The Site and the Services are arranged, sponsored, or damaged by Amazon.com in the state of Washington, USA. The laws of the state of Washington govern this Participation Agreement and all of its terms and conditions, without giving effect to any principles of conflicts of laws. You agree that any action at law or in equity arising out of or relating to these terms and conditions shall be submitted to confidential arbitration in Seattle, Washington, except that, to the extent you have in any manner violated or threatened to violate Amazon.com's intellectual property rights, Amazon.com may seek injunctive or other appropriate relief in any state or federal court in the state of Washington, and you consent to exclusive jurisdiction and venue in such courts. Arbitration under this agreement shall be conducted under the rules then prevailing of the American Arbitration Association. The arbitrator's award shall be binding and may be entered as a judgment in any court of competent jurisdiction. To the fullest extent permitted by applicable law, no arbitration under this Agreement shall be joined to an arbitration involving any other party subject to this Agreement, whether through class arbitration proceedings or otherwise.

20. Disputes. Because Amazon.com is not involved in the actual transaction between Sellers and Buyers and is not the agent of either for any purpose, Amazon.com will not be involved in resolving any disputes between participants related to or arising out of any transaction. Amazon.com urges Sellers and Buyers to cooperate with each other to resolve such disputes.

21. Your Grant. By entering into this Participation Agreement and listing an item, you grant Amazon.com and its affiliates a nonexclusive, worldwide, royalty-free, irrevocable right to exercise all copyright, trademark rights, and rights of publicity over the material displayed in your listings (including storefronts) in any existing or future media, known or unknown, now or at any later date.

This grant shall be limited to Amazon.com's and its affiliates' use of your materials in connection with the Site and the Services, which may include advertising and promotion for the Site and the Services. You represent and warrant that you own or otherwise control all of the rights to the materials displayed in your listings (including storefronts), and that the use of such materials by Amazon.com and its affiliates will not infringe upon or violate the rights of any third party.

22. Termination. Amazon.com, in its sole discretion, may terminate this Participation Agreement, access to the Site or the Services, or any current auctions or fixed price sales immediately without notice for any reason. Without limiting the foregoing, if your participation agreement with Amazon.co.uk, Amazon.de, or any other Amazon.com international site that may exist now or in the future is terminated, Amazon.com may terminate this Participation Agreement and your access to the Site and Services. Similarly, your participation agreement with Amazon.co.uk, Amazon.de, and/or any other Amazon.com international site that may exist now or in the future and your access to those sites and services may be terminated upon termination of this Participation Agreement.

23. General Provisions

a. Entire Agreement. This Participation Agreement and the general terms and conditions of the Site, including but not limited to the Privacy Notice and Conditions of Use, constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede and cancel all prior and contemporaneous agreements, claims, representations, and understandings of the parties in connection with the subject matter hereof.

b. No Agency; Third-Party Beneficiary. Amazon.com is not the agent, fiduciary, trustee, or other representative of you. Nothing expressed or mentioned in or implied from this Participation Agreement is intended or shall be construed to give to any person other than the parties hereto any legal or equitable right, remedy, or claim under or in respect to this Participation Agreement. This Participation Agreement and all of the representations, warranties, covenants, conditions, and provisions hereof are intended to be and are for the sole and exclusive benefit of Amazon.com, you, and relying Buyers or Sellers.

c. Severability. If any provision of this Participation Agreement shall be deemed unlawful, void, or for any reason unenforceable, then that provision shall be deemed severable from these terms and conditions and shall not affect the validity and enforceability of any remaining provisions.

d. No Waiver. We will not be considered to have waived any of our rights or remedies described in this Participation Agreement unless the waiver is in writing and signed by us. No delay or omission by us in exercising our rights or remedies will impair or be construed as a waiver. Any single or partial exercise of a right or remedy will not preclude further exercise of any other right or remedy. Amazon.com's failure to enforce the strict performance of any provision of this Participation Agreement will not constitute a waiver of Amazon.com's right to subsequently enforce such provision or any other provisions of this Participation Agreement.